Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 15, 2006, among INOVIO BIOMEDICAL CORPORATION, a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”); and

WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company shares of Common Stock and Warrants on the Closing Date;

WHEREAS, the offer and sale of the shares of Common Stock, Warrants and Warrant Shares hereunder have been registered by the Company in the Registration Statement, which has been declared effective by order of the Commission under the Securities Act; and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1                                 Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“AMEX” means the American Stock Exchange.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of California generally are authorized or required by law or other government actions to close.

“Closing” means the closing of the purchase and sale of the Shares and the Warrants pursuant to Section 2.1.

“Closing Date” means the third business day after all conditions to Closing in Section 2.2 hereof have been satisfied or waived, or such later date as is mutually acceptable to the parties.

“Closing Price” means the average of the closing price per share of the Company’s Common Stock as reported on the AMEX for each of the fifteen (15) consecutive Trading Days immediately preceding the day this Agreement is executed, or if executed after 4:30 p.m. EDT on a Trading Day then for each of the fifteen (15) consecutive Trading Days ending on that day.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Kirkpatrick & Lockhart Nicholson & Graham LLP.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Lead Purchaser” shall mean Broadven Ltd.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock or (ii) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole.

“Per Share Purchase Price” means $2.43 per share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and prior to the Closing Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post-Effective Amendment” means shall have the meaning ascribed to such term in Section 4.2.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus Supplement” means the prospectus supplement to be filed with the Commission pursuant to Rule 424 under the Securities Act relating to the offer and sale of the Securities as listed in the form of prospectus included in the Registration Statement.

“Recent Reports” shall have the meaning ascribed to such term in Section 3.1(i).

“Registration Statement” means the registration statement filed with the Commission on Form S-3 (File No. 333-134084) under the Securities Act and the rules and regulations of the Commission thereunder, declared effective as of May 25, 2006, and such amendments to such registration statement as have been filed as of the date of this Agreement, the exhibits and any schedules thereto, the documents incorporated by reference therein and the documents and information otherwise deemed to be a part thereof or included therein, including the Prospectus Supplement and any Post-Effective Amendment.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the amount set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“Subscription Amounts” means the total of each Subscription Amount from all Purchasers.

“Subsidiary” means any entity more than 50% of the voting interest of which is held (directly or indirectly) by the Company and/or one or more Subsidiaries of the Company.

“Subsidiary Financing” means the sale and purchase of shares of the Ordinary Shares of Inovio Asia Pte. Ltd., the Company’s subsidiary organized in the Republic of Singapore (“IAPL”), pursuant to the Securities Purchase and Exchange Agreement between IAPL, the Company and certain purchasers named therein, to be dated of even date herewith and to close concurrently with the Closing.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market.

“Transaction Documents” means this Agreement, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means the Common Stock Purchase Warrants, in the form of Exhibit A hereto, issuable to the Purchasers at the Closing, which warrants shall be exercisable immediately upon issuance for a term of five (5) years and have an exercise price equal to $2.87 per share.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1                                 Closing.  On the Closing Date, each Purchaser shall purchase from the Company, severally and not jointly with the other Purchasers, and the Company shall issue and sell to each Purchaser, (a) the number of Shares set forth with respect to such Purchaser on Schedule 2.1 under the caption “Purchased Shares” with respect to such Purchaser and (b) Warrants to purchase such number of shares of Common Stock as is set forth with respect to such Purchaser on Schedule 2.1 under the caption “Warrants to be Issued”.  The aggregate number of Shares sold hereunder shall be up to 4,074,067 (excluding shares issuable upon exercise of the Warrants).  Prior to the Closing, the Subscription Amount payable by each Purchaser in the Closing, together with all other closing deliverables available, shall be placed in escrow pending the Closing pursuant to a closing escrow agreement among the Company, the Lead Purchaser and Fenwick & West LLP (the latter serving as the “Escrow Agent”), which agreement shall be in the form attached hereto as Exhibit B (the “Closing Escrow Agreement”). Upon satisfaction of the conditions to the obligations of the Purchasers set forth in Section 2.2(a) and the conditions to the obligations of the Company set forth in Section 2.2(b), the Closing shall occur at the Los Angeles offices of Company Counsel or such other location as the parties shall mutually agree on the Closing Date.

2.2                                 Closing Conditions; Deliveries.

(a)                                  The obligations of each Purchaser to purchase the Shares and Warrants and to pay the Subscription Amount therefore are subject to the satisfaction or waiver by the Lead Purchaser of each of the following conditions:

(i)                                     All representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date and all covenants of the Company shall have been performed if due prior to such date.

(ii)                                  There shall have been delivered into escrow, pursuant to the Closing Escrow Agreement, Subscription Amounts in cash of at least $8,000,000.

(iii)                               On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following (each document to be reasonably satisfactory in form and substance to the Lead Purchaser and to counsel for the Lead Purchaser):

(A)                              this Agreement duly executed by the Company;
(B)                                a copy of, and written acknowledgement by the Company’s transfer agent of, irrevocable instructions duly signed by an authorized signatory of the Company addressed to the Company’s transfer agent instructing the transfer agent to deliver, on an expedited basis and no later than the third Trading Day after the Closing Date, one or more certificates evidencing the aggregate number of shares of Common Stock duly authorized, issued, fully paid and non-assessable, equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;
(C)                                one or more certificates evidencing the Warrants, registered in the name of such Purchaser (subject to Section 4.9 below), pursuant to which such Purchaser shall initially have the right to acquire up to the number of shares of Common Stock set forth with respect to such Purchaser on Schedule 2.1 under the caption “Warrants to be Issued”;
(D)                               the Closing Escrow Agreement duly executed by the Company;
(E)                                 a legal opinion of Company Counsel, in the form of Exhibit C hereto;
(F)                                 the Securities Purchase and Exchange Agreement for the Subsidiary Financing duly executed by the Company;

(G)                                A certificate of the Secretary of the Company (the “Secretary’s Certificate”), in form and substance satisfactory to the Lead Purchaser, certifying in his capacity as an officer of the Company as follows:
(1)                                  that attached to the Secretary’s Certificate is a true and complete copy of the Certificate of Incorporation of the Company, as amended to the Closing Date;
(2)                                  that attached to the Secretary’s Certificate is a true and complete copy of the Bylaws of the Company, as amended to the Closing Date;
(3)                                  that attached to the Secretary’s Certificate are true and complete copies of the resolutions of the Board of Directors of the Company (the “Board of Directors”) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby and by the other Transaction Documents including, but not limited to, the authorization and issuance of the Shares, Warrants and Warrant Shares;
(4)                                  the names and true signatures of the officers of the Company signing this Agreement and all other documents executed on behalf of the Company to be delivered in connection with this Agreement; and
(5)                                  such other matters as the Lead Purchaser may reasonably request;
(H)                               A wire transfer in the amount of $100,000 pursuant to the reimbursement provision of Section 5.1 of this Agreement;
(I)                                    Confirmation from AMEX, or a letter from the Company, based upon (and summarizing) a discussion with AMEX, confirming that the Company’s issuance of the Shares and Warrants, the Subsidiary Financing, the structure of the transactions contemplated by this Agreement and the Subsidiary Financing, and the pricing of the Securities does not require approval of the Company’s stockholders; and
(J)                                   A certificate executed by the chief executive officer of the Company stating that the representations and warranties of the Company hereunder are true and correct as of the Closing Date and that the Company has performed all obligations to be performed prior to such date.
(K)                               A certificate of good standing of the Company as of a recent date.

(iv)                              AMEX shall have notified the Company that the Shares, the Warrant Shares, the shares of the Company’s common stock to be exchanged for ordinary shares of IAPL in the Subsidiary Financing and the shares of the Company’s common stock issuable upon exercise of the warrants to be exchanged for ordinary shares of IAPL in the Subsidiary Financing have been approved for listing on AMEX.

(v)                                 The Company shall have timely filed the Prospectus Supplement relating to the issuance and sale of the Securities to be issued by the Company pursuant to this Agreement.

(b)                                 The obligations of the Company to issue and sell the Shares and Warrants to each Purchaser hereunder are subject to the satisfaction or waiver by the Company of each of the following conditions:

(i)                                     All representations and warranties of such Purchaser  contained herein shall remain true and correct as of the Closing Date and all covenants of such Purchaser shall have been performed if due prior to such date.

(ii)                                  There shall have been delivered into escrow, pursuant to the Closing Escrow Agreement, Subscription Amounts in cash of at least $8,000,000.

(iii)                               The Company shall have obtained confirmation from AMEX that the Company’s issuance of the Shares and Warrants, the Subsidiary Financing, the structure of the transactions contemplated by this Agreement and the Subsidiary Financing, and the pricing of the Securities does not require approval of the Company’s stockholders;

(iv)                              On the Closing Date, such Purchasers shall have delivered or caused to be delivered to the Company the following:

(A)                              this Agreement duly executed by such Purchaser;
(B)                                such Purchaser’s Subscription Amount by wire transfer to the Company pursuant to the Closing Escrow Agreement; and
(C)                                a written request for reimbursement for fees and expenses pursuant to Section 5.1 of this Agreement.

Notwithstanding the foregoing, in the event that the conditions set forth in Sections 2.2(a)(iii)(I) and 2.2(b)(iii) shall not be satisfied by the date 60 business days after the date of this Agreement, none of the parties hereto shall be obligated to consummate the transactions contemplated by this Agreement and any items delivered pursuant to this Section 2.2 shall be returned by the Escrow Agent to the appropriate party pursuant to the terms of the Closing Escrow Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser as of the date hereof and as of the Closing Date:

(a)                                  Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)                                 Organization and Qualification.  Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)                                  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  No approval by the Company’s stockholders is required for the consummation of the transaction contemplated by the Transaction Documents, including the issuance and sale of the Shares and Warrants.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals (as defined in Section 3.1(e)) .  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)                                 No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Securities and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2 hereof, federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, or (iv) conflict with or violate the terms of any agreement by which the Company or any Subsidiary is bound or to which any property or asset of the Company or any Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.2 of this Agreement, (ii) the filing with the Commission of a prospectus supplement and Form 8-K, and (iii) application(s) to AMEX for the listing of the Shares and Warrant Shares for trading thereon in the time and manner required thereby (collectively, the “Required Approvals”). The Company has filed, or will file, a prospectus supplement with the Commission with respect to the offer and sale of the Shares, the Warrants and Warrant Shares at or before the date such filing is required by Rule 424 of the rules under the Securities Act of 1933, as amended, and has filed or will file an application with AMEX for the listing of the Shares and Warrant Shares for trading thereon in the time and manner required by the rules and listing requirements of AMEX.

(f)                                    Issuance of the Securities.  The Shares and Warrants are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g)                                 Capitalization.  The number of authorized and outstanding shares of capital stock, and Common Stock Equivalents,  of the Company, before giving effect to  the

Closing of the transactions contemplated herein, including the Collateral Transactions (as defined in Section 3.2(i)), is as described in the Company’s most recent periodic report filed with the Commission.  The Company has not issued any capital stock (including, without limitation, any Common Stock Equivalents) since such filing other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plan and pursuant to the conversion or exercise of outstanding Common Stock Equivalents.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. Except as set forth in Schedule 3.1(g), none of the stockholders of the Company possess any preemptive rights in respect of the Securities. Except as disclosed in Schedule 3.1(g), neither the Company nor any of its Affiliates or any other Person acting on behalf of the Company has repurchased any of the Company’s outstanding Common Stock or Common Stock Equivalents since December 31, 2005.

(h)                                 SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) thereof and including, without limitation, any registration statements or prospectuses filed by the Company, during the thirty-six months preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The SEC Reports, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.   The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no pending internal investigations (including investigations by any committee of the Board of Directors) relating to any accounting or internal controls matters, including without limitation, stock option pricing and grant procedures.

(i)                                     Material Changes.  Since December 31, 2005, except as disclosed in the SEC Reports filed since December 31, 2005 including exhibits thereto filed or incorporated by reference therein (the “Recent Reports”), or set forth in Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders.

(j)                                     Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) other than (i) Actions described in the Disclosure Schedules, and (ii) Actions which did not exist, and were not known to the Company, as of the date of this Agreement and which (i) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) if there were an unfavorable decision, would result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Securities Act.

(k)                                  Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which would result in a Material Adverse Effect.

(l)                                     Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental or regulatory authority, including without limitation all foreign, federal, state and local laws and all rules and regulations of any Trading Market, in each case, applicable to its business or assets except in each case as would not have a Material Adverse Effect.

(m)                               Regulatory Requirements.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Recent Reports, except where the failure to possess such permits would not result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.  All the Material Permits have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of all the Material Permits. The Company and its Subsidiaries have not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Material Permits. The Company has no knowledge of any facts which could reasonably be expected to cause the Company to believe that the Material Permits will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Material Permits.

(n)                                 Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(o)                                 Intellectual Property.

(i)                                     The Company or a Subsidiary thereof has the right to use or is the sole and exclusive owner of all right, title and interest in and to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”) and in and to each material invention, software, trade secret, technology, product, composition, formula and method of process used by the Company or its Subsidiaries (the Intellectual Property Rights and such other items, the “Intellectual Property”), and, to the Company’s knowledge, has the right to use the same, free and clear of any claim or conflict with the rights of others;

(ii)                                  no royalties or fees (license or otherwise) are payable by the Company or its Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property except as set forth on Schedule 3.1(o);

(iii)                               there have been no claims made against the Company or its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to its knowledge, there are no reasonable grounds for any such claims;

(iv)                              neither the Company nor its Subsidiaries have made any claim of any violation or infringement by others of its rights in the Intellectual Property, and to the best of the Company’s knowledge, no reasonable grounds for such claims exist; and

(v)                                 neither the Company nor its Subsidiaries have received notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property.

(p)                                 Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  To the best of Company’s knowledge, such insurance contracts and policies are accurate and complete.  During the 12 months prior to the date hereof, neither the Company nor any Subsidiary has received any notice from any of its insurers that it will not be able to renew its existing insurance coverage as and when such coverage expires.

(q)                                 Transactions With Affiliates and Employees.  Except as set forth in the Recent Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)                                    Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the

Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that would significantly adversely affect the Company’s internal controls.  As of the date of this Agreement, the Company has not determined, nor has it been advised in writing by its independent accounting firm, at any time after December 31, 2005 through the date of this Agreement, that there are any material weaknesses in the Company’s internal controls.

(s)                                  Regulatory Authorities.  Without limiting the generality of the representations and warranties made in the paragraphs above and below, the Company represents and warrants that (i) the Company and each of its Subsidiaries is in material compliance with all applicable provisions of the United States Federal Food, Drug, and Cosmetic Act and the rules and regulations promulgated thereunder (the “FDC Act”) and equivalent laws, rules and regulations in jurisdictions outside the United States in which the Company or its Subsidiaries do business, (ii) its products and those of each of its Subsidiaries that are in the Company’s control are not adulterated or misbranded and are in lawful distribution, (iii) all of the products marketed by and within the control of the Company comply in all material respects with any conditions of approval and the terms of the application by the Company to the appropriate Regulatory Authorities (as defined below), (iv) to the knowledge of the Company and its Subsidiaries, no Regulatory Authority has initiated legal action with respect to the manufacturing of the Company’s products, such as seizures or required recalls, and the Company uses best efforts to comply with applicable good manufacturing practice regulations, (v) its products are labeled and promoted by the Company and its representatives in substantial compliance with the applicable terms of the marketing applications submitted by the Company to the Regulatory Authorities and the provisions of the FDC Act and foreign equivalents, (vi) all adverse events that were known to and required to be reported by Company to the Regulatory Authorities have been reported to the Regulatory Authorities in a timely manner, (vii) neither the Company nor any of its Subsidiaries is, to their knowledge, employing or utilizing the services of any individual who has been debarred under the FDC Act or foreign equivalents, (viii) all stability studies required to be performed for products distributed by the Company or any of its Subsidiaries have been completed or are ongoing in material compliance with the applicable Regulatory Authority requirements, (ix) any products exported by the Company or any of its Subsidiaries have been exported in compliance with the FDC Act and (x) the Company and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Controlled Substances Act.  As used herein, “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of Company’s products, including, but not limited to, the United States Food and Drug Administration.

(t)                                    Certain Fees.  Except as set forth in Schedule 3.1(t) and Section 4.9, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  Except as set forth in Section 4.9, the Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(u)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(v)           Listing and Maintenance Requirements.  The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(w)          Form S-3 Eligibility.  The Company is eligible to register the offer and sale of the Securities to the Purchasers under Form S-3 promulgated under the Securities Act and the Company hereby covenants and agrees to use reasonable best efforts to maintain its eligibility to use Form S-3 for primary issuances for such time as any Warrants may be outstanding. The offer and sale of the Shares and the Warrants have been registered under, and are entitled to the benefits of, the Registration Statement, and the Shares and the Warrants are not restricted securities pursuant to the Securities Act; provided, however, the Warrants remain subject to certain restrictions on transfer set forth therein.

(x)            Taxes.  Except for matters that would not, individually or in the aggregate, would result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary..

(y)           Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(z)            Antitakeover Provisions. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers  and the Company fulfilling their obligations or exercising their rights under this Agreement or any of the Transaction Documents or under the agreements relating to the Collateral Transactions, including, without limitation, as a result of the Company’s issuance of the Securities and the Warrants and the Purchasers’ ownership of the Securities and the Warrants.

The Purchasers each acknowledge and agree that the Company does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement and in the other Transaction Documents.

3.2           Representations and Warranties of the Purchasers.  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)           Organization; Authority.  Such Purchaser (if other than a natural person) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of the Transaction Documents to which such Purchaser is a party and performance by such Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate or similar action on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Investment Intent.  Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities in compliance with the terms of the Securities and applicable federal and state securities laws at any time).  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)           No Short Positions.  Each Purchaser has not entered, during the 30 days prior to the date of this Agreement, and shall not enter, from the date of this Agreement through 48 hours after the Closing Date, into any Short Sales.  For purposes of this Section 3.2(h), a “Short Sale” by a Purchaser means a sale of Common Stock that is marked as a short sale and that is executed at a time when such Purchaser has no equivalent offsetting long position in the Common Stock.  For purposes of determining whether a Purchaser has an equivalent offsetting long position in the Common Stock, all Common Stock and all Common Stock that would be issuable upon conversion or exercise in full of all Common Stock Equivalents then held by such

Purchaser (assuming that such Common Stock Equivalents were then fully convertible or exercisable, notwithstanding any provisions to the contrary, and giving effect to any conversion or exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by such Purchaser.

(d)           Receipt of Registration Statement.  Such Purchaser acknowledges that it has received the Company’s base prospectus dated May 25, 2006 relating to the issuance and sale by the Company of the securities described therein in one of more offerings up to a total dollar amount of proceeds of $75,000,000, as filed in the Registration Statement.

(e)           Acknowledgement of Collateral Transactions with Certain Purchasers. Such Purchaser acknowledges that the Company will be issuing additional shares of its Common Stock and warrants to purchase shares of its Common Stock pursuant to the terms of the Subsidiary Financing, pursuant to the terms forth on Exhibit D hereto.  Such Purchaser also acknowledges that the Company will allow certain holders of its outstanding shares of its Series A and Series C Cumulative Convertible Preferred Stock (“Preferred Stock”) to exchange pursuant to the applicable certificates of designation shares of Preferred Stock for shares of the Company’s Common Stock and warrants to purchase shares of Common Stock on substantially the same terms as provided herein (the “Preferred Exchange”).  The Subsidiary Financing and the Preferred Exchange are together the “Collateral Transactions”.  Such Purchaser intends to participate in the transaction contemplated by this Agreement and agrees to proceed with the transaction contemplated by this Agreement notwithstanding the Collateral Transactions and notwithstanding that the Company has not offered, and is not permitting, all Purchasers to engage in the Collateral Transactions.  Each of the Purchasers (other than those engaging in the Collateral Transactions) waives any right such Purchaser may otherwise have to engage in the Collateral Transaction or to receive the consideration from the Company being provided to the Purchasers engaging in the Collateral Transaction.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1           Board of Directors.  Upon the Closing, the Company shall appoint an additional “independent director” (as defined pursuant to the rules and regulations of the AMEX).  If necessary, the Company shall prepare and, on the Closing Date, file amendment(s) to its Certificate of Incorporation and/or Bylaws to adjust the provisions governing the size and composition of the Board of Directors.

4.2           Registration of the Warrant Shares.  In the event any of the Warrants remain unexercised at such time as the Company becomes ineligible to issue the Warrant Shares pursuant to the existing Registration Statement because the Company is then not eligible for use of Form S-3 for primary issuances, the Company shall file a post-effective amendment to the existing Registration Statement on Form S-1 for the primary issuance of such shares (the “Post-Effective Amendment”) within thirty (30) days of the first date upon which the Company is ineligible to use its existing Registration Statement and to use its best efforts to cause such Post-Effective Amendment to be declared effective by the Commission within one-hundred twenty

(120) days of its filing.  The Company shall use its best efforts to keep the Registration Statement, and the Post-Effective Amendment, if applicable, current, effective, available for the sale of the Warrant Shares and free from any material misstatement or omission to state a material fact for a period not exceeding the earlier of (i) the fifth anniversary of the Closing Date or (ii) the date on which the original Purchasers may sell all Shares and Warrant Shares without restriction by the holding period of Rule 144(d) and the volume limitations of Rule 144(e) (provided that the Purchaser or Purchasers are not “affiliates” of the Company within the meaning and application of Rule 144).

4.3           Transfer Restrictions.

(a)           Subject to compliance with state and federal securities laws, the Purchasers shall be entitled to assign and transfer, without any prior consent and without restriction, any portion or all of the Shares and the rights thereto.

(b)           Notwithstanding the issuance of the Warrants pursuant to the Registration Statement, the Purchasers agree to the imprinting of a legend on the Warrants indicating that the Warrants may not be transferred, assigned or otherwise disposed of (except pursuant to Section 4.9 of this Agreement) unless such transfer (i) complies with state and federal securities laws and (ii) is to (A) a non-”U.S. Person” as defined in Regulation S as promulgated under the Securities Act, and (B) a Person that at the time of transfer is (x) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (y) a “Qualified Institutional Buyer” within the meaning of Rule 144A(a)(1) of the Securities Act, or (z) an affiliate of such Purchaser as the term “affiliate” is defined and applied under Rule 501(b) of Regulation D under the Securities Act.  The transferee must also agree in writing to be subject to the transfer restrictions set forth in this Section 4.3, shall represent that it meets the conditions set forth in clause 4.3(b)(ii), and shall provide the representations and warranties set forth in Section 3.2 of this Agreement.

(c)           In connection with any transfer of the Warrant Shares other than pursuant to the Registration Statement, Rule 144 or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be subject to the transfer restrictions set forth in this Section 4.3 and shall represent that it is either (A) a non-”U.S. Person” as defined in Regulation S as promulgated under the Securities Act, or (B) a Person that at the time of transfer is (x) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (y) a “Qualified Institutional Buyer” within the meaning of Rule 144A(a)(1) of the Securities Act or (z)  an affiliate of such Purchaser as the term “affiliate” is defined and applied under Rule 501(b) of Regulation D under the Securities Act.

4.4           Securities Laws Disclosure; Publicity.  The Company shall, not later than the business day following the Closing Date issue a press release and, within four business days following the Closing Date, file a Current Report on Form 8-K, in each case reasonably acceptable to the Lead Purchaser, disclosing the material terms of the transactions contemplated hereby.  The Company and the Lead Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Lead Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, following the Closing Date the Company may file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and the occurrence of the Closing and including as exhibits to such Form 8-K this Agreement (including the schedules hereto and the names and addresses of the Purchasers), the Closing Escrow Agreement, the form of Warrants, in the form required by the Exchange Act and Regulation FD promulgated thereunder. Except as herein provided, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Trading Market regulations.

4.5           Non-Public Information.  The Company represents and warrants to each Purchaser that neither it nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that constitutes material non-public information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representation and covenant in effecting transactions in securities of the Company. Nothing in this Section 4.5 limits Purchasers’ rights with respect to the representations and warranties set forth in Section 3.1.

4.6           Use of Proceeds.  The Company shall use the net proceeds from the sale of the Shares and the Warrants for general corporate purposes and working capital.

4.7           Reservation of Common Stock. As of the date hereof, the Company has reserved, and the Company shall continue to reserve and keep available at all times, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Shares pursuant to this Agreement and the Warrant Shares pursuant to any exercise of the Warrants.

4.8           Listing of Common Stock.  The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on a Trading Market, and, to the extent that the Common Stock is so listed, to use its best efforts to list all of the Shares and the Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares and the Warrant Shares, and will take such other action as is necessary to cause all of the Shares and the Warrant Shares to be listed on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The

Company shall use its reasonable best efforts to obtain, as expeditiously as practical, a confirmation from AMEX that the Company’s issuance of the Shares and Warrants, the Subsidiary Financing, the structure of the transactions contemplated by this Agreement and the Subsidiary Financing, and the pricing of the Securities does not require approval of the Company’s stockholders.

4.9           Lead Purchaser Compensation.  The Company agrees to honor any adjustments to the planned distribution or allocation of the Warrants agreed to by the Purchasers upon receipt of a written, executed agreement documenting any such arrangement for compensation of the Lead Purchaser; provided, however, the Company shall not be required to (i) issue any Warrants in excess of the aggregate amount otherwise required pursuant to this Agreement and (ii) shall not be required to issue any Warrants or Warrant Shares to a Person who does not meet the requirement for transfer of such securities pursuant to Section 4.3 of this Agreement.  The Lead Purchaser shall indemnify and hold harmless the Company, its Affiliates, each of their officers, directors, partners, employees and agents and their respective successors and assigns, from and against any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) or other losses which are caused by or arise out of any such adjustments to the planned distribution of the Exchange Warrants by the Company.

4.10         Additional Covenants.

(a)           Except for the Collateral Transactions, and transactions approved by a majority of the disinterested members of the Board of Directors, neither the Company nor any of its Subsidiaries shall enter into any transaction with any (i) director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its Subsidiaries, (ii) member of the family of any such person, or (iii) corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof.

(b)           The Company shall timely prepare and file such applications, consents to service of process (but not including a general consent to service of process) and similar documents and take such other steps and perform such further acts as shall be required by the securities law requirements of each jurisdiction where a Purchaser resides, as indicated on the signature pages hereto, with respect to the sale of the Shares and Warrants under this Agreement.

(c)           From the date of this Agreement until the Closing Date, the Company (1) shall conduct its business in all material respects in the ordinary course, consistent with its past practices, and (2) shall not issue, sell, or agree to issue or sell, any Common Stock or Common Stock Equivalents, other than (A) the grant of options to employees, consultants and directors pursuant to the Company’s equity incentive plans, (B) the issuance of shares of Common Stock upon the exercise or conversion of Common Stock Equivalents that are outstanding on the date hereof, (C) in payment of dividends upon its outstanding Preferred Stock or (D) pursuant to the terms of the Collateral Transactions.

ARTICLE V.
MISCELLANEOUS

5.1           Fees and Expenses.  Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, upon Closing of the transactions contemplated herein, the Company shall reimburse the Lead Purchaser $100,000 for fees and expenses of attorneys and advisors, including due diligence costs and the negotiation, preparation and execution of the definitive transaction documents.

5.2           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) one Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 2:00 p.m. (San Diego time) on a Trading Day, (b) two Trading Days after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 2:00 p.m. (San Diego time) on any Trading Day, (c) the fourth Trading Day following the date of shipment, if sent by internationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto. The Company shall, concurrently with providing any notice in the manner set forth in the preceding two sentences, transmit a copy of such notice (which copy shall not, by itself, be deemed to constitute notice hereunder)  by email to such email address as is set forth on the signature pages attached hereto).

5.4           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers holding a majority of the Shares or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof.

5.5           Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser.  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, to the extent of the transferability of such Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers”.

5.6           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.7           Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.8           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement (provided that for deliveries to addresses outside of the United States, such copy shall be delivered to such address by internationally recognized overnight courier) and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  To the extent permitted by the law applicable to the court in which claims hereunder may be adjudicated, each of the parties hereby waives all rights to a trial by jury. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9           Survival.  The representations and warranties herein shall survive the Closing and delivery of the Shares and Warrant Shares.

5.10         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11         Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12         Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.13         Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14         Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. Each party hereto acknowledges that Fenwick & West LLP is legal counsel to the Lead Purchaser and not any other Purchaser. For reasons of administrative convenience only, the Purchasers acknowledge and agree that they and their respective counsel have chosen to communicate with the Company through the Lead Purchaser.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INOVIO BIOMEDICAL CORPORATION		Address for Notice:

Inovio Biomedical Corporation
By:	/s/ Avtar Dhillon	Attention: Peter Kies
Name:	Avtar Dhillon, MD	Chief Financial Officer
Title:	President and Chief Executive Officer	11494 Sorrento Valley Road
San Diego, California 92121-1334
Telephone: (858) 597-6006
Fax: (858) 597-0451

With a copy to (which shall not constitute notice):

Mark A. Klein, Esq.
Kirkpatrick & Lockhart, Nicholson Graham, LLP
10100 Santa Monica Blvd. 7th Floor
Los Angeles, CA 99067

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

(Signature Pages for Purchasers Follow)

PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:	/s/ by investors listed on attached schedule

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Entity:

Address for Notice of Investing Entity:

Address for Delivery of Securities for Investing Entity (if not same as above):

Subscription Amount: $

Shares:

Warrant Shares:

[Omnibus Signature Page to Inovio Biomedical Corporation Securities Purchase Agreement]

SCHEDULE 2.1

LIST OF PURCHASERS

Name, Address, Phone/Fax Number, and Email of Purchaser, and Registration Instructions	Copies of Notices to	Common Stock Issued	Common Stock Underlying Warrants	Total Subscription
Quintet Holdings LLC c/o Venture TDF Pte Ltd 1 Scotts Road, #18-06 Shaw Centre, Singapore 228208 Attention: Symonne Lim Fax: +(65) 6887 0535 Email: quintetllc@gmail.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Green Mountains Investments Ltd 101B-2 Telok Ayer Street #03-02 Singapore 068574 Attention: Joel Lin Fax: +(65) 6399 2655 Email: joel@gminvestments.net	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Chong Chin Cheong 167A Hillcrest Road Singapore 289038 Fax: +(65) 6468 0348 Email: chincheong@gs-excel.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	164,609	57,613	US$400,000
Goh Kai Kui 116 Pasir Panjang Road Singapore 118540 Fax: +(65) 6476 6075 Email: kkgoh@gjh.com.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	164,609	57,613	US$400,000
Yvonne Lau Yee Wan 4 Da Silva Lane Singapore 549729 Fax: +(65) 6383 8628 Email: yvonne-kwek@mediaring.com Yvonne_kwek@yahoo.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	123,456	43,209	US$300,000
Choi Keok Bang 26 Watten Heights Singapore 287458 Fax: +(65) 6334 8456 Email: rickchoi68@hotmail.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000

Name, Address, Phone/Fax Number, and Email of Purchaser, and Registration Instructions	Copies of Notices to	Common Stock Issued	Common Stock Underlying Warrants	Total Subscription
James Toh Ban Leng 22C Cornwell Gardens Singapore 269684 Fax: +(65) 6223 6216 Email: tohjamer@yahoo.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Beh Han Khoon Samuel 12 Mount Elizabeth #14-01 Elizabeth Towers Singapore 228511 Fax: +(65) 6861 7575 Email: beh.samuel@klenco-asia.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Boscombe Holdings Limited 10 Eunos Road 8 #05-33A Singapore Post Centre Singapore 408600 Attention: Mr Lim Ho Kee Fax: +(65) 6745 4115 Email: hokee@singnet.com.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	308,641	108,024	US$750,000
Lee Kim Bock 9 Cornwall Gardens Singapore 269638 Fax: +(65) 6484 6037 Email: aware@starhub.net.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Goh Yang Chye 20 Chuan Garden Sinapore 558538 Fax: +(65) 6535 3997 Email: yangchye@gyc.com.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	164,609	57,613	US$400,000
Chew Hua Seng 11 Beach Road #01-02 Singapore 189675 Fax: +(65) 6338 0306 Email: CHEWhuaseng@raffles- education-corporation.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	205,761	72,016	US$500,000

Name, Address, Phone/Fax Number, and Email of Purchaser, and Registration Instructions	Copies of Notices to	Common Stock Issued	Common Stock Underlying Warrants	Total Subscription
Michael Lim Chun Leng 2 Oak Avenue Singapore 276763 Fax: +(65) 6738 1678 Email: drmlim88@shsccentre.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$250,000
Chuan Hup Holdings Limited 390 Jalan Ahmad Ibrahim Singapore 629155 Attention: Terence Peh Fax: +(65) 6268 1937 Email: terencepeh@chuanhup.com.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	823,045	288,065	US$2,000,000
Broadven Ltd. 80 Raffles Place #51-02 UOB Plaza 1 Singapore 048624 Attention: Ng Tee Khiang Fax: +(65) 6536 8129 Email: ntk@broadven.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,881	36,008	$250,000.83

Name, Address, Phone/Fax Number, and Email of Purchaser, and Registration Instructions	Copies of Notices to	Common Stock Issued	Common Stock Underlying Warrants	Total Subscription
Capital Data Investments Limited c/o 80 Raffles Place #51-02 UOB Plaza 1 Singapore 048624 Attention: Frank Sin Fook Hoong Fax: +(65) 6536 8129 Email: franksin@broadven.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	131,934	46,176	US$320,600
Koh Boon Hwee 27 Queen Astrid Park Singapore 266832 Tel: +(65) 6238 2011 Fax: +(65) 6221 8026 Email: boonhwee@wuthelam.com.sg	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	102,880	36,008	US$249,998.40
Ng Tee Khiang c/o 80 Raffles Place #51-02 UOB Plaza 1 Singapore 048624 Fax: +(65) 6536 8129 Email: ntk@broadven.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	752,841	263,494	US$1,829,403.63
Hoon Pang Heng, Joanna 17B Leedon Parks Singapore 267895 Fax: +(65) 6789 9933 Email: joanna_hoon@oceanskyintl.com	Fenwick & West LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111 Attn: David Michaels, Esq. Tel: (415) 875-2455 Fax: (415) 281-1350 Email: dmichaels@Fenwick.com	205,761	72,016	US$500,000
Alpha Capital Anstalt Pradafont 7 Fursteatums 9490 Vaduz Liechenstein Attention: Konrad Ackerman, Director Fax:011-423-232-3196 c/o LH Financial 160 Central Park South Suite 2701 New York, York 10019 Attention: Joe Hammer Fax: 212-586-8244 Email: joe@lhfin.com	LH Financial 160 Central Park South Suite 2701 New York, York 10019 Attention: Joe Hammer Tel: 212-586-8224 Ext. 106 Fax: 212-586-8244 Email: joe@lhfin.com	102,880	36,008	$250,000
Total		4,074,067	1,425,919	US$9,900,002.86

SCHEDULE 3.1

DISCLOSURE SCHEDULES

Subsidiaries - Schedule 3.1(a)

Inovio Biomedical Corporation Subsidiaries — Schedule 3.1(a):

•                  Genetronics, Inc. ( Wholly-owned subsidiary, incorporated in California)

•                  Inovio AS (Wholly-owned subsidiary, incorporated in Norway)

•                  Inovio, Inc. (Wholly-owned subsidiary of Inovio AS, incorporated in Delaware)

Preemptive Rights - Schedule 3.1(g)

Preemptive Rights — Schedule 3.1(g):

No stockholders of the Company possess any preemptive rights in respect of the Common Stock or Warrants, or Warrant Shares to be issued upon exercise of the Warrants, except for the participation rights provided in Section 10 of the Company’s certificate of designations (the “Certificate of Designations”), rights and preferences of the Series C cumulative convertible preferred stock (the “Preferred Stock”).

Pursuant to the provisions of Section 10 of the Certificate of Designations, the Company has notified each stockholder of its outstanding Preferred Stock of such stockholder’s right to participate in the transaction subject of the Agreement. In response to that Notice, the stockholders have:

1.      Declined to participate and provided the Company with a writing expressly so indicating;

2.      Have not responded to the Company’s notice and 10 days have elapsed since such non-responding holder was given notice; or

3.      Notified the Company that they are participating in the transaction and either (i) using cash to purchase shares of Common Stock and warrants to purchase shares of common stock on the same terms as being offered pursuant to the Agreement, or (ii) exchanging their shares of Preferred Stock for shares of Common Stock and warrants to purchase shares of common stock on the same terms as being offered pursuant to the Agreement.

Holders using Preferred Stock (and the series thereof) to obtain shares of Common Stock and warrants to purchase Common Stock on the terms same terms as being offered pursuant to the Agreement are set forth below.  All of the listed Preferred Stockholders below have chosen to exchange their shares, and will do so at a rate based on the liquidation preference of $10,000 of the Preferred Shares to be exchanged, plus any accrued and unpaid dividends thereon.

Name of Holder and Number of Shares of Preferred Stock to Be Used

Series C
Alpha Capital	25
Pharmaceutical Medical Tech Fund	50
Rennes Fondation	40.12
Estimated totals	115.12

Material Changes - Schedule 3.1(i)

Material Changes — Schedule 3.1(i):

As a result of the transactions contemplated by the Agreement, the Company expects to record a non-cash imputed dividend charge on its financial statements in connection with the use by any existing holders of the Company’s Series C Cumulative Convertible Preferred Stock (“Preferred Stock”) to purchase Shares and Warrant Shares in the Agreement in accordance with the rights of participation specified in the Company’s Certificate of Designations applicable to such series of Preferred Stock. This imputed dividend charge will be calculated using guidance contained in Emerging Issues Task Force (“EITF”) Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments and will depend on the number of shares of Preferred Stock so used by the holders thereof so participating.

Intellectual Property - Schedule 3.1(o)

Royalties and Fees Payable by Seller — Schedule 3.1(o):

RMR — a royalty-bearing license to patented technology is payable when a commercial product is being sold which has not yet occurred.  When it occurs, payment is due annually.  Royalty rate is 0.65% if the annual net sales of such product once product sales commence and 6.5% of sublicensing fees paid by a third party to Genetronics for a sublicense to any licensed patent or group of patents.

Sphergen — Annual license maintenance fees of 65,000 Euros within 30 days of the first and second anniversary, and 90,000 Euros within 30 days of the third anniversary and every year thereafter.  Inovio shall also pay a royalty when a commercial product is being sold which has not yet occurred.  Royalty rate is 6% of annual net sales or sublicense income for products to be used in delivering substances directly to tumor cells and 3% of annual net sales for products to be used in delivering nucleic acids to other than tumor cells.

University of South Florida - a royalty-bearing license to patented technology is payable when a commercial product is being sold which has not yet occurred.  When it occurs payment is due quarterly.  Royalty rate is 3% net sales if sold by Inovio, 15% or all royalty received from sales by sublicensees.

Products are those products which rely on claims of US Patent No. 5,702,359 for FTO or its continuation patents.  Term of the Agreement is for life of agreement which is until one party or the other seeks termination, or by default life of the patents.

Brokers - Schedule 3.1(t)

Brokers — Schedule 3.1(t):

Brokerage Fees or Commissions

The Company and Asia Life Venture Consulting Inc. (“ALVC”) have agreed that upon successful completion of the transactions contemplated by the Agreement, Inovio will pay a success fee equal to 5% of any cash proceeds received by Inovio or any Asia affiliate, plus ALVC’s reasonable fees and expenses.

EXHIBIT A

FORM OF WARRANT

EXHIBIT B

CLOSING ESCROW AGREEMENT

EXHIBIT C

FORM OF LEGAL OPINION FROM COMPANY COUNSEL

EXHIBIT D

FORM OF SUBSIDIARY FINANCING
SECURITIES PURCHASE AND EXCHANGE AGREEMENT